Exhibit 99.1

FOR IMMEDIATE RELEASE

           Wynn Resorts Announces Completion of Consent Solicitation

         LAS VEGAS, NEVADA (June 29, 2005) - Wynn Resorts, Limited (Nasdaq:
WYNN) announced today that its subsidiaries, Wynn Las Vegas, LLC ("Wynn Las Vegas") and Wynn Las Vegas Capital Corp. (together with Wynn Las Vegas, the "Issuers"), had received the requisite consents from holders of their 6-5/8% First Mortgage Notes due 2014 (the "Notes") to amend the indenture relating to the Notes.

         The amendments include: (i) an extension of the deadline for approval of the budget and the plans and specifications for the Encore at Wynn Las Vegas project ("Encore") from June 30, 2005, to December 31, 2005, and (ii) an extension of the outside date for completion of Encore from March 31, 2008, to December 31, 2008. Wynn Las Vegas previously received the unanimous approval from its bank lenders for similar amendments to its financing documents.

         Due to demand for the Wynn Las Vegas casino resort, continued strength in the Las Vegas market, and the desire to maximize the potential of their real estate assets, the Issuers continue to enlarge and refine the scope of Encore, which has been elevated to the status of a free standing casino resort that will be fully integrated with Wynn Las Vegas. The amendments provide the Issuers with additional time to finalize the scope of Encore.

         Wynn Resorts is traded on the Nasdaq National Market under the ticker symbol "WYNN" and, since December 2004, it has been part of the NASDAQ-100 Index. Wynn Las Vegas, a luxury hotel and destination casino resort located on the Las Vegas Strip, opened to the public on April 28, 2005. Wynn Las Vegas features 2,716 luxurious guest rooms and suites; an approximately 111,000 square foot casino; 22 food and beverage outlets; an on-site 18-hole golf course; approximately 223,000 square feet of meeting space; an on-site Ferrari and Maserati dealership; and approximately 76,000 square feet of retail space. For more information, visit www.wynnlasvegas.com.

CONTACT:
Wynn Resorts, Limited
Samanta Hegedus Stewart, 702-770-7555
investorrelations@wynnresorts.com

SOURCE: Wynn Resorts, Limited